Exhibit 10.1

EXECUTION VERSION

Goldman sachs bank usa 200 West Street New York, NY 10282

October 27, 2025

Skyworks Solutions, Inc.
5260 California Avenue
Irvine, CA 92617

Attention: Philip Carter, Senior Vice President and Chief Financial Officer

Project Comet
US$3,050,000,000 Bridge Facility
Commitment Letter

Ladies and Gentlemen:

Skyworks Solutions, Inc., a Delaware corporation (the “Company” or “you”), has advised Goldman Sachs Bank USA (“Goldman Sachs” and, together with each person that becomes a party hereto as an additional “Commitment Party” pursuant to Section 3 hereof, the “Commitment Parties”, “we” or “us”) that it intends to consummate the Merger and the other Transactions described in the Transaction Description attached as Exhibit A hereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto. This commitment letter, together with the Exhibits hereto, is referred to as this “Commitment Letter”.

1.            Commitment. In connection with the foregoing, and subject only to the satisfaction or waiver by us of the conditions expressly set forth in Exhibit C to this Commitment Letter, Goldman Sachs hereby commits to provide to the Company 100% of the aggregate principal amount of the Bridge Facility (and each Tranche thereof) on the terms set forth herein and in Exhibit B hereto. It is understood and agreed that any event occurring after the date hereof and prior to the funding of the Bridge Facility on the Closing Date that would result in a mandatory commitment reduction with respect to the Bridge Facility (and either Tranche thereof) as set forth in Exhibit B hereto under the section titled “Mandatory Commitment Reductions/Prepayments” shall reduce the amount of the Bridge Facility (and such Tranche thereof), and the aggregate amount of the Commitment Parties’ commitments hereunder (on a pro rata basis as among the Commitment Parties, based on the amount of their respective commitments under such Tranche at such time), on a dollar-for-dollar basis, and you agree to give the Commitment Parties prompt written notice of the occurrence of any such event, together with a reasonably detailed calculation of the amount of any such reduction.

2.            Appointment of Roles. You hereby appoint (a) Goldman Sachs to act, and Goldman Sachs hereby agrees to act, as sole lead arranger and sole bookrunner in respect of the Bridge Facility (in such capacities, the “Arranger”) and (b) Goldman Sachs to act, and Goldman Sachs hereby agrees to act, as the sole administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”), in each case on the terms set forth in this Commitment Letter.

It is agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed and no other titles will be awarded (in each case, other than pursuant to the Syndication Plan (as defined below)), and no compensation will be paid (other than the compensation expressly contemplated by this Commitment Letter or the Fee Letters (as defined below)), in each case, by the Company or any of its subsidiaries in connection with the Bridge Facility unless the Company and the Arranger shall so agree. It is understood and agreed that, notwithstanding any such appointment or title award, Goldman Sachs will appear on the top left of the cover page of any marketing materials or other documentation for the Bridge Facility (and each Tranche thereof), and will have the authority and perform the functions conventionally understood to be associated with such name placement.

3.            Syndication. The Arranger intends to commence syndication of the Bridge Facility (it being understood that the Arranger may elect to syndicate one but not the other Tranche or may elect to syndicate both of the Tranches simultaneously or at different times) promptly after the public announcement of the Merger. The Arranger will manage and determine, in consultation with you, all aspects of the syndication of the Bridge Facility (or either Tranche thereof); provided that until the date that is 45 days after the date hereof (the “Initial Syndication Period”), the determinations as to the selection of Lenders, the acceptance and final allocation of commitments, any title of agent or similar designations or roles awarded to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letters shall be made in accordance with the syndication plan for the Bridge Facility agreed to (including as to the identity of the prospective Lenders, it being understood that such prospective Lenders are reasonably acceptable to the Company) by the Arranger and the Company on or prior to the date hereof (as it may be amended after the date hereof as agreed by the Arranger and the Company, the “Syndication Plan”); provided, further, that we will not syndicate the Bridge Facility (or either Tranche thereof) to (a) persons that are determined by you to be competitors of you or your subsidiaries and that you have identified, by name, in writing to the Arranger from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date and (b) affiliates of any person described in clause (a) above (other than bona fide debt fund affiliates) if such affiliates are identified, by name, by you in writing to the Arranger from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date or are otherwise clearly identifiable as an affiliate of such person based solely on the similarity of such affiliate’s name to the name of such person (collectively, the “Disqualified Lenders”), it being understood and agreed that (i) the foregoing provisions shall not apply retroactively to any person if such person shall have previously acquired (or entered into a trade for) an assignment or participation interest, or received an allocation as part of the final allocation of commitments under the Bridge Facility (or either Tranche thereof), in each case, prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter, (ii) each written supplement shall become effective two business days after delivery thereof to the Arranger or the Administrative Agent, as applicable, and (iii) the list of Disqualified Lenders may be provided, on a confidential basis, to Lenders and to any potential assignees or participants. Any Lender that is selected in accordance with the foregoing provisions is referred to as a “Permitted Lender”, it being understood that no Disqualified Lender may be a Permitted Lender. In connection with the syndication of the Bridge Facility (or either Tranche thereof), the Company agrees, at the request of the Arranger, to enter into one or more customary joinder agreements to this Commitment Letter (collectively, the “Joinder Documentation”) reasonably acceptable to the Arranger and the Company, in each case, pursuant to which any Permitted Lender may become a party hereto as an additional “Commitment Party” and extend a commitment in respect of the Bridge Facility (or either Tranche thereof) directly to the Company, which may contain provisions determined by the Arranger in accordance with the syndication provisions set forth above, and in consultation with the Company, with respect to the allocation of titles and roles, rights and responsibilities in connection with the syndication of the Bridge Facility (or either Tranche thereof), the allocation of any reductions in the amount of the Bridge Facility (or either Tranche thereof) and the allocation to such Permitted Lender of certain fees provided for in the Fee Letters (but which will not add any new conditions to the availability of the Bridge Facility, change the amount or terms of the Bridge Facility or increase the aggregate compensation payable by the Company in connection therewith as set forth in this Commitment Letter and in the Fee Letters or make any other changes hereto not contemplated above). The commitment of Goldman Sachs hereunder with respect to the Bridge Facility (and the applicable Tranche thereof) shall be reduced dollar-for-dollar and, to the extent of such reduction and subject to the final paragraph of this Section 3, Goldman Sachs shall be released from its obligations solely with respect thereto (it being understood that the remaining commitment of Goldman Sachs shall continue in full force and effect), as and when commitments in respect of the Bridge Facility (or either Tranche thereof) are received from any Permitted Lender upon such Permitted Lender becoming a party to this Commitment Letter pursuant to the Joinder Documentation. The commitments and other obligations of Goldman Sachs and any Permitted Lender that becomes a party hereto are and shall be several and not joint.

Until the earlier of (a) the date on which a Successful Syndication (as defined in the Arranger Fee Letter) is achieved and (b) 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to use your commercially reasonable efforts to actively assist, and to use commercially reasonable efforts (to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Merger Agreement) to cause the Qorvo Business to actively assist, the Arranger in completing a syndication of the Bridge Facility (or either Tranche thereof) reasonably satisfactory to the Arranger and to you. Such assistance shall include (i) your using commercially reasonable efforts to ensure that arrangement and syndication efforts benefit from your and your subsidiaries’ existing relationships with banks and other financial institutions, (ii) a reasonable amount of direct contact between your senior management, representatives and advisors, on the one hand, and the prospective Lenders, on the other hand, in all such cases at times mutually agreed upon, (iii) your assistance (and your using commercially reasonable efforts (to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Merger Agreement) to cause the Qorvo Business to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials (including a customary lender presentation) to be used in connection with the syndication of the Bridge Facility (or either Tranche thereof) reasonably satisfactory to the Arranger and to you (collectively, the “Information Materials”), (iv) the hosting, with the Arranger, of one or, if determined reasonably necessary, more meetings (which may be virtual) of or conference calls with the prospective Lenders at reasonable times and at reasonable locations to be mutually agreed upon and upon reasonable advance notice and (v) using commercially reasonable efforts to obtain, as promptly as practicable after the date hereof and in any event prior to the commencement of the marketing of the Senior Notes, updates to, or confirmations of, public corporate ratings of the Company and updates to, or confirmations of, public ratings of the Company’s senior unsecured, non-credit enhanced long-term indebtedness for borrowed money from each of Moody’s Investor Services, Inc. (“Moody’s”), S&P Global Ratings, a division of S&P Global Inc. (“S&P”), and Fitch Ratings, Inc. (“Fitch”), in each case taking into account the Transactions. In addition, you agree, prior to the Syndication Date, to use commercially reasonable efforts to promptly prepare and provide, and to use your commercially reasonable efforts (to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Merger Agreement) to cause the Qorvo Business promptly to prepare and provide, to the Arranger all customary financial and other information with respect to the Company, its subsidiaries, the Qorvo Business and the transactions contemplated hereby, including all financial projections, estimates and forecasts and other forward-looking information (the “Projections”), as the Arranger may reasonably request in connection with the syndication of the Bridge Facility (or either Tranche thereof). It is understood that, without limiting your representation and warranty set forth in Section 4 hereof or any corresponding representation and warranty in the Bridge Credit Agreement, the Company and the Qorvo Business will not be required to provide any information to the extent that the provision thereof would, in such person’s good faith judgment, violate (A) any attorney-client privilege (or result in the loss thereof), (B) any law, rule or regulation applicable to the Company, Qorvo or their respective subsidiaries or (C) any obligation of confidentiality to a third party binding on the Company, Qorvo or their respective subsidiaries (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that you provide us with notice of the existence of any such information that is being withheld. You hereby authorize us to download copies of your trademark logos from your website and to post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other appropriate electronic platform chosen by the Arranger to be its electronic transmission system (an “Electronic Platform”) established by the Arranger to syndicate the Bridge Facility (or either Tranche thereof), and to use your trademark logos on the Confidential Information Memorandum and other Information Materials or in any advertisements that any of us may place after the Closing Date in financial and other newspapers, journals, the internet or otherwise, at its own expense, describing its services to you hereunder, in each case, that are provided to you for prior review and to which you consent in writing (such consent not to be unreasonably withheld or delayed).

You acknowledge that certain prospective Lenders (such Lenders, “Public Lenders”; all other prospective Lenders, “Private Lenders”) may have personnel who do not wish to receive Private Lender Information (as defined below). You agree, at the request of the Arranger, to assist (and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Merger Agreement, to cause the Qorvo Business to assist) in the preparation of a version of the Information Materials consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Company, Qorvo or their respective subsidiaries, or any securities of any of the foregoing, for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”; and any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”). Before distribution of any Information Materials, to the extent requested by the Arranger, you agree to execute and deliver to the Arranger a customary authorization letter in which you authorize distribution of the Information Materials to the prospective Lenders, which shall include a customary representation by you as to the accuracy of the Information Materials and, in the case of Information Materials intended to contain solely Public Lender Information, a representation that such Information Materials do not contain any Private Lender Information (it being understood that the authorization letter provided by the Company shall, unless a customary authorization letter is provided by Qorvo, cover the Qorvo Business without any qualification as to knowledge). You further agree that each document to be disseminated by the Arranger to any prospective Lender in connection with the Bridge Facility will, at the request of the Arranger, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents may be distributed to Public Lenders, unless you notify the Arranger promptly (including by e-mail) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that each such document has been provided to you for review a reasonable period of time prior thereto): (A) drafts and final definitive documentation with respect to the Bridge Facility, (B) administrative materials prepared by the Arranger or the Administrative Agent for the prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (C) notification of changes in the terms of the Bridge Facility. If you advise us in writing (including by email), within a reasonable period of time prior to distribution, that any of the foregoing should be disseminated only to Private Lenders, then Public Lenders will not receive such materials without your consent.

To ensure an orderly and successful syndication of the Bridge Facility (or either Tranche thereof), prior to the Syndication Date the Company and its subsidiaries will not, and the Company will use commercially reasonable efforts (to the extent not in contravention of the Merger Agreement) to ensure that the Qorvo Business does not, in each case, without the prior written consent of the Arranger (such consent not to be unreasonably withheld, conditioned or delayed), syndicate or issue, or announce the syndication or issuance of, any debt facility or any debt security of the Company, its subsidiaries or the Qorvo Business, including any renewals or refinancings of any existing debt facility or debt security, in each case, that would reasonably be expected to materially impair the general syndication of the Bridge Facility (or either Tranche thereof), other than (a) the Bridge Facility (or either Tranche thereof), (b) the Senior Notes, (c) the Existing Credit Agreement Amendment and any borrowings (including issuances of letters of credit) under the Existing Credit Agreement; provided that the aggregate principal amount thereof does not exceed US$1,000,000,000, (d) any intercompany indebtedness among the Company and/or its subsidiaries or among Qorvo and its subsidiaries, (e) capital leases, letters of credit, foreign subsidiary working capital facilities, purchase money and equipment financings, receivables financings, sale leaseback arrangements or other similar obligations, in each case, incurred in the ordinary course of business, (f) any indebtedness of the Qorvo Business permitted to be incurred by the Qorvo Business after the date hereof but prior to the Closing Date, or permitted to remain outstanding on the Closing Date, in each case, under the Merger Agreement, (g) any guarantees by the Company of indebtedness of Qorvo permitted to remain outstanding on the Closing Date, (h) any amendments or modifications (including any related exchange offer and/or consent solicitation) with respect to any indebtedness of Qorvo permitted to remain outstanding on the Closing Date, (i) other indebtedness to the extent the net cash proceeds of such debt are utilized to refinance any debt of the Company or its subsidiaries within six months of the maturity thereof and to pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon), provided that such refinancing shall be managed or arranged in consultation and coordination with the Arranger and (j) other indebtedness in an aggregate principal amount not exceeding US$100,000,000.

Notwithstanding anything to the contrary contained in this Commitment Letter, (a) without limiting the conditions expressly set forth in Exhibit C to this Commitment Letter or your obligations to assist with syndication efforts as set forth herein, it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon your compliance with this Section 3 or any syndication (or your assistance with respect to such syndication) of, or receipt of commitments in respect of, the Bridge Facility (or either Tranche thereof), and that none of the commencement or completion of the syndication of the Bridge Facility (or either Tranche thereof) nor the obtaining of updated or confirmed ratings as set forth above shall constitute a condition to the availability or funding of the Bridge Facility on the Closing Date and (b) notwithstanding our right to syndicate the Bridge Facility and to receive commitments with respect thereto, except (i) in respect of assignments of all or any portion of any Commitment Party’s commitment hereunder in respect of the Bridge Facility (or either Tranche thereof) to a Permitted Lender that (A) is a lender under the Existing Credit Agreement, (B) has been agreed to by the Company and the Arranger in writing (including by email) to be a prospective Lender as part of the Syndication Plan, (C) becomes a party hereto pursuant to the applicable Joinder Documentation with the consent of the Company or (D) is a commercial or investment bank that, in the case of this clause (D), at the time of such assignment has corporate rating (however denominated) or senior unsecured, non-credit enhanced long-term indebtedness rating from S&P that is BBB- or higher or from Moody’s that is Baa3 or higher (any person satisfying the requirements of clause (A), (B), (C) or (D) above being referred to as a “Specified Permitted Lender”) and (ii) in respect of assignments between any Commitment Party and its affiliates as expressly provided in Section 9 hereof, (x) no Commitment Party shall be relieved, released or novated from its commitment hereunder (including its obligation to fund the Bridge Facility on the Closing Date) in connection with the syndication of the Bridge Facility (or either Tranche thereof) until after the funding of the Bridge Facility on the Closing Date has occurred, (y) no assignment or novation in connection with the syndication of the Bridge Facility (or either Tranche thereof) shall become effective, as between the Company and any Commitment Party, with respect to all or any portion of such Commitment Party’s commitment hereunder until after the funding of the Bridge Facility on the Closing Date has occurred and (z) unless otherwise agreed to in writing by the Company (in its sole discretion), each Commitment Party shall retain control over all of its rights and obligations with respect to its commitment hereunder, including all rights with respect to consents, modifications, waivers and amendments hereof, until after the funding of the Bridge Facility on the Closing Date has occurred.

4.            Information. You hereby represent and warrant that (a) all written information, other than the Projections and other forward-looking information and other than information of a general economic or industry-specific nature (the “Information”), that has been or will be made available to any of the Commitment Parties or the Lenders by or on behalf of you or any of your subsidiaries in connection with the transactions contemplated hereunder does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case, after giving effect to all supplements and updates provided thereto); provided that, prior to the consummation of the Merger, with respect to any Information regarding the Qorvo Business, the foregoing representation and warranty is made only to your knowledge; and (b) the Projections or other forward-looking information that has been or will be furnished to any of the Commitment Parties or the Lenders by or on behalf of you or any of your subsidiaries in connection with the transactions contemplated hereunder have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections or other forward-looking information are so furnished (it being understood that the Projections or other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of your control, that no assurance can be given that any particular projections will be realized, that the Projections or other forward-looking information is not a guarantee of financial performance and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, the representation and warranty in the preceding sentence would be incorrect in any material respect (prior to the consummation of the Merger, to your knowledge insofar as it applies to the information regarding the Qorvo Business) if the Information or the Projections were being furnished at such time and such representation and warranty were being made at such time, then you will promptly notify us and supplement (or, prior to the consummation of the Merger, with respect to information regarding the Qorvo Business, use commercially reasonably efforts (to the extent not in contravention of the Merger Agreement) to cause the Qorvo Business to supplement) the Information, the Projections or other forward-looking statements so that such representation and warranty shall be true and correct in all material respects (prior to the consummation of the Merger, to your knowledge insofar as it applies to the information regarding the Qorvo Business). In structuring, syndicating and arranging the Bridge Facility, we will be entitled to use and rely on the Information and the Projections without independent verification thereof, and you acknowledge and agree that we will have no obligation to conduct any independent evaluation or appraisal of your or your subsidiaries’ assets or liabilities or the assets or liabilities of the Qorvo Business or any other person or to advise or opine on any solvency issues. Notwithstanding the foregoing, it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon the accuracy of the representation and warranty set forth in this Section 4, and the accuracy of such representation and warranty does not constitute a condition to the availability of the Bridge Facility (or either Tranche thereof) on the Closing Date.

5.            Fees. As consideration for the Commitment Parties’ commitments hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the arranger fee letter dated the date hereof (the “Arranger Fee Letter”) and the administrative agent fee letter dated the date hereof (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”), in each case, between Goldman Sachs and you, as and when provided therein.

6.            Conditions Precedent. Each Commitment Party’s commitment hereunder and agreements to perform the services described herein are subject solely to the satisfaction or waiver by each of the Commitment Parties of the conditions expressly set forth in Exhibit C hereto, it being understood and agreed that there are no conditions (implied or otherwise) to the Commitment Parties’ commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letters or the Bridge Credit Agreement or the accuracy of representations and warranties set forth herein or therein) other than those that are expressly set forth in Exhibit C hereto (and upon satisfaction or waiver of such conditions, the funding under the Bridge Facility on the Closing Date shall occur).

7.            Limitation of Liability; Indemnification; Expenses. It is agreed that (a) in no event shall any Commitment Party or any of its affiliates or any of the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of any of the foregoing (collectively, the “Arranger-Related Persons”) or the Company or any of its affiliates, in each case, have any Liabilities (as defined below), on any theory of liability (whether in contract, in tort or otherwise), for any special, indirect, consequential or punitive damages incurred by the Company, its affiliates or its or their respective equity holders or creditors or by any Commitment Party or any of its affiliates, as applicable, in each case, arising out of, in connection with or as a result of this Commitment Letter, the Fee Letters, the Bridge Facility, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transactions or its activities related to any of the foregoing, provided that the foregoing shall not limit the Company’s or any of its affiliates’ indemnity and reimbursement obligations set forth in this Commitment Letter, the Bridge Credit Agreement or in any other written agreements to which the Company or any such affiliate is a party, and (b) no Arranger-Related Person shall have any Liabilities, on any theory of liability (whether in contract, in tort or otherwise), arising from, or be responsible for, any damages arising from the use by others of any Information Materials or other materials (including any personal data) obtained through electronic telecommunications or other information transmission systems (including an Electronic Platform or otherwise via the internet), except, as to any Commitment Party, to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Commitment Party or its Related Arranger Parties (as defined below). You and we agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person or against you or your affiliates, as applicable, inconsistent with the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind; and the term “Related Arranger Party” means, with respect to any specified person, (i) any controlling person or controlled affiliate of such specified person, (ii) the respective officers, directors and employees of such specified person or any of its controlling persons or controlled affiliates and (iii) the respective agents of such specified person or any of its controlling persons or controlled affiliates, in the case of this clause (iii), acting at the instructions of such specified person or such controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter or the syndication of the Bridge Facility.

You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of any of the foregoing (collectively, the “indemnified persons”) from and against any and all Liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any indemnified person may become subject arising out of, in connection with or as a result of this Commitment Letter, the Fee Letters, the Bridge Facility, the use of the proceeds thereof, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transaction or any actual or prospective claim, litigation, investigation, arbitration, administrative or regulatory action or proceeding relating to any of the foregoing (including with respect to enforcing the terms of this Section 7) (each, a “Proceeding”), regardless of whether commenced by the Company, Qorvo, any of their respective affiliates or any other person, or whether any indemnified person is a party thereto and/or whether based in contract, tort or any other theory, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (which legal expenses shall be limited to one firm of counsel for all the indemnified persons, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the indemnified persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel (and, if reasonably necessary, one additional firm of local counsel in each appropriate jurisdiction) to the affected indemnified persons that are similarly situated, taken as a whole); provided that the foregoing indemnity and expense reimbursement will not, as to any indemnified person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of such indemnified person or its Related Arranger Parties in performing the services that are the subject hereof or (ii) a material breach of the obligations of such indemnified person or its Related Arranger Parties under this Commitment Letter or the Bridge Credit Agreement; provided further that the foregoing indemnity will not apply to any Proceeding solely between or among indemnified persons (other than any Proceeding against any indemnified person in its capacity as the administrative agent, any other agent, an arranger, a bookrunner or similar role, in each case, acting in its capacity as, or fulfilling its role as, such) not arising from any act or omission by the Company or any of its affiliates; and (b) regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, to reimburse each Commitment Party and its affiliates promptly upon demand, for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses, syndication expenses and reasonable and documented fees, charges and disbursements of counsel) incurred in connection with the Bridge Facility and any related documentation (including the preparation of this Commitment Letter, the Fee Letters and the Bridge Credit Agreement) or the administration, amendment, modification or waiver thereof.

You shall not, without the prior written consent of the applicable Commitment Parties (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any Proceedings in respect of which indemnity has been or could have been sought hereunder by any indemnified person unless such settlement (a) includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to the applicable Commitment Parties from all Liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other indemnified persons.

8.            Absence of Fiduciary Relationship; Sharing Information; Affiliate Activities. You acknowledge that each of us and our respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons that have or may have interests conflicting with your interests with respect to the transactions described herein and otherwise. We will not use confidential information obtained from the Company, Qorvo or their respective subsidiaries in the course of the transactions contemplated hereby (and not otherwise in our or any of our affiliates’ possession or publicly available) in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies in the course of performing such services. You also acknowledge that we have no obligation to use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by us or any of our affiliates from other persons.

You agree that each Commitment Party and any of its affiliates through which it will be acting will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or any of its affiliates, on the one hand, and you, your affiliates or your or their equity holders, on the other hand. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their respective affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transaction, each of the Commitment Parties and, if applicable, their respective affiliates are acting solely as a principal and have not been, are not and will not be acting as an advisor, agent or fiduciary of you, your affiliates or your or their management or equityholders or any other person and (c) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Parties and, if applicable, their respective affiliates have not assumed (i) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company or any of its affiliates in respect of any transaction related hereto)) or (ii) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (A) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (B) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and none of the Commitment Parties or any of their respective affiliates shall have any responsibility or liability to you with respect thereto, and (C) the Commitment Parties and their respective affiliates are not advising you as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by any Commitment Party or any of its affiliates of the Company, its subsidiaries, the Qorvo Business, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of the Company. The Company agrees that it will not claim that any Commitment Party or any of its affiliates has rendered any advisory services, or assert any claim against any Commitment Party or any of its affiliates based on an alleged breach of fiduciary duty by such Commitment Party or any of its affiliates in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of any Commitment Party or any of its affiliates acting as a financial advisor to the Company or any of its affiliates, on the one hand, and the engagement of the Commitment Parties (or any of them) hereunder and the transactions contemplated hereby, on the other hand.

You further agree that each Commitment Party, together with its affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as in providing investment banking and other financial services. In the ordinary course of business, each of us and our respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our respective affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

The parties hereto acknowledge that an affiliate of Goldman Sachs has been retained by the Company as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Merger. The Company agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from such engagement of the Financial Advisor, on the one hand, and Goldman Sachs and its affiliates’ relationships with the Company as described and referred to herein, on the other. Each person that becomes a party hereto pursuant to the Joinder Documentation acknowledges that (a) an affiliate of Goldman Sachs has been retained by the Company as the Financial Advisor and (b) such relationship does not create any fiduciary duties or responsibilities to such person on the part of Goldman Sachs or its affiliates.

9.            Assignments; Amendments; Governing Law, Waiver of Jury Trial. No party to this Commitment Letter may assign this Commitment Letter or any commitments or agreements hereunder to any other person without the prior written consent of each of the other parties hereto (and any purported assignment without such consent will be null and void); provided that (a) each Commitment Party may assign its commitment hereunder in respect of the Bridge Facility (including in respect of either Tranche thereof) and its agreements hereunder, in whole or in part, (i) to any of its affiliates, provided that no Commitment Party shall be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the conditions to funding set forth in Exhibit C hereto, and (ii) to any Permitted Lender that becomes party to this Commitment Letter pursuant to the Joinder Documentation as provided for in Section 3 above, and upon any such assignment, such Commitment Party will (in the case of this clause (ii), only to the extent consistent with the last paragraph of Section 3 above) be released solely from that portion of its commitment (if applicable, in respect of such Tranche) and agreements that has been so assigned, and (b) any Commitment Party’s agreements hereunder (other than the funding of its commitment) may be performed by or through its affiliates. Notwithstanding anything to the contrary in this Commitment Letter, Goldman Sachs may assign its commitments hereunder to Goldman Sachs Lending Partners LLC at any time without the consent of any other party, and such assignment shall relieve Goldman Sachs of its commitments and obligations hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto or, to the extent relating only to the rights and obligations of the Arranger, by the Arranger and the Company. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter and the Fee Letters are the only agreements that have been entered into by the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and, in the case of Section 7 hereof, the Arranger-Related Persons and the indemnified persons), and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto (and, in the case of Section 7 hereof, the Arranger-Related Persons and the indemnified persons). Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter and the Fee Letters and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Commitment Letter or the Fee Letters and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C hereto) and whether or not a “Material Adverse Effect” has occurred and is continuing, (b) the determination of the accuracy of any Merger Agreement Representations (as defined in Exhibit C hereto) and whether as a result of any inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Merger Agreement or the right to elect not to consummate the Merger and (c) the determination of whether the Merger has been consummated pursuant to, and in all material respects in accordance with, the terms of the Merger Agreement, in each case, will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of any state or Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby, and agrees, for itself and its affiliates, that any such suit, action or proceeding brought by it or any of its affiliates will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court, in each case, located in the City of New York, Borough of Manhattan. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at its address set forth above shall be effective service of process for any such suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives to the extent permitted by applicable law any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. You and we irrevocably agree to the extent permitted by applicable law to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party arising out of or relating to this Commitment Letter, the Fee Letters, the performance of commitments or agreements hereunder or thereunder or the transactions contemplated hereby.

10.           Confidentiality. You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Fee Letters, the contents of any of the foregoing or our activities pursuant hereto or thereto to any person without our prior written approval, except (a) on a confidential and need-to-know basis to your officers, directors, members, employees, agents, accountants, attorneys and other professional advisors, experts and representatives (collectively, with respect to any person, such person’s “Representatives”) who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you agree, to the extent permitted by law and practicable, to inform us promptly thereof), (c) in the case of this Commitment Letter, the Fee Letters and their contents (provided that each Fee Letter is redacted in a customary manner reasonably satisfactory to the Arranger), to Qorvo, so long as Qorvo shall have agreed to treat such information confidentially, and its Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) in the case of this Commitment Letter and its contents, (i) in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or any equity offering or (ii) to the extent you reasonably determine that such disclosure is customary or advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof (including in any proxy statement relating to the Merger), (e) in the case of the aggregate fee amounts contained in the Fee Letters, as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions (but without disclosing any specified fees or any other economic term set forth in any Fee Letter), in each case, to the extent customary or required in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or equity offering or in any public filing relating to the Transactions (including in any proxy statement relating to the Merger), (f) to the extent such information becomes publicly available other than by reason of disclosure by you or your Representatives in violation of this paragraph, (g) the information contained in the Exhibits hereto, to Moody’s, S&P and Fitch, on a confidential basis, (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or the Fee Letters and (i) in coordination with the Arranger, this Commitment Letter and the contents hereof (including the Exhibits hereto) and any Upfront Fee, Funding Fee and Ticking Fee set forth in (and as defined in) the Arranger Fee Letter, to any Permitted Lender in contemplation of joining such person pursuant to the provisions of Section 3 hereof.

Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facility or the Senior Notes and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Each Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter (or other services by such Commitment Party or its affiliates to you and your affiliates) and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees, to the extent permitted by law and practicable, to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having or claiming to have jurisdiction over it or its affiliates (including, without limitation, in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent permitted by law and practicable, to inform you promptly thereof, (c) on a confidential and need-to-know basis to our respective affiliates, and our and our respective affiliates’ Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) for purposes of establishing any defense available under state and federal securities laws, including, without limitation, a “due diligence” defense, or in connection with the exercise of any remedies hereunder or under any Fee Letter or any suit, action or proceeding relating to this Commitment Letter or the Fee Letters, (e) to prospective Lenders or other investors, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company, its subsidiaries or its or their obligations under the Bridge Facility, the Existing Credit Agreement or any other debt (or, in each case, any of their respective advisors), in each case, subject to the acknowledgement and acceptance by such prospective Lenders or other investors, participants, assignees, counterparties or advisors, as applicable, that such information is being provided on a confidential basis (on substantially the terms as set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arranger, including pursuant to the confidentiality terms set forth on the Confidential Information Memorandum or other Information Materials) in accordance with the Arranger’s or other applicable person’s standard syndication process or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) to Moody’s, S&P and Fitch, on a confidential basis, (g) to market data collectors, similar service providers to the lending industry and service providers to such Commitment Party and the Lenders in connection with the administration and management of the Bridge Facility, provided that such information is limited to the existence of this Commitment Letter and information about the Bridge Facility and (h) that was or becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this paragraph or was or becomes available to any Commitment Party or any of its affiliates from a source that is not known by such Commitment Party or such affiliate to be subject to a confidentiality obligation to you or to the extent such information is independently developed by any Commitment Party or its affiliates; provided further that, notwithstanding anything herein to the contrary, each Commitment Party and its affiliates may disclose any such information as and to the extent expressly permitted by the Existing Credit Agreement or any other written agreement relating to the Transactions entered into by the Company and such Commitment Party or its affiliates. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the definitive documentation for the Bridge Facility or, if such definitive documentation is not executed and delivered, will terminate on the date that is two years after the date hereof.

Nothing in this Section 10 shall prohibit the Company, any Commitment Party or any other person from making any voluntary disclosures or providing any information within the scope of this Section 10 to any governmental, regulatory or self-regulatory organization under any applicable whistleblower rules or regulations of such organization.

11.           Certain Notifications. We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your and their names and addresses and other information that will allow us and the other Lenders to identify you and your subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each of us and the other Lenders.

12.           Acceptance and Termination; Survival. The Commitment Parties’ commitment and agreements hereunder shall automatically terminate on the earliest to occur of (a) five business days after the Outside Date (as defined in Section 9.1(b) of the Merger Agreement as in effect on the date hereof (but without giving effect to the text “, or such other date agreed in writing by Skyworks and Qorvo” set forth therein), as the Outside Date may be extended pursuant to clauses (i), (ii) and (iii) of the proviso to Section 9.1(b) of the Merger Agreement as in effect on the date hereof)), (b) the date of the consummation of the Merger, effective immediately following such consummation, with or without the use of any portion of the Bridge Facility, and (c) the valid termination of the Merger Agreement in accordance with the terms thereof (and you hereby agree to notify us promptly thereof). In addition, the Commitment Parties’ commitments hereunder shall be superseded by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto.

The provisions set forth in Sections 3, 4, 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letters will remain in full force and effect regardless of whether the Bridge Credit Agreement is executed and delivered; provided that (a) the provisions set forth under Section 7 shall be superseded, solely to the extent covered thereby, by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto and (b) the second paragraph of Section 10 shall be superseded as described in such paragraph. The provisions set forth in Sections 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letters will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder. Subject to the provisions of the preceding sentence, you may terminate the Commitment Parties’ commitments hereunder in respect of the Bridge Facility, in whole or in part (and, in the case of partial termination, allocated (x) as between the Tranches, in such manner as may be determined by the Company and (y) as among the Commitment Parties, ratably in accordance with their respective commitments under the applicable Tranche), in each case upon written notice to the Commitment Parties at any time.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by signing and returning to Goldman Sachs executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on October 27, 2025. Our offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that Goldman Sachs has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this paragraph.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

goldman sachs bank usa,

by	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Project Comet Bridge Facility Commitment Letter Signature Page]

Accepted and agreed as of the date first above written:
SKYWORKS SOLUTIONS, INC.,

by	/s/ Philip M. Carter
	Name:	Philip M. Carter
	Title:	Senior Vice President, Chief Financial Officer

[Project Comet Bridge Facility Commitment Letter Signature Page]

EXHIBIT A

Project Comet
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

Pursuant to the Agreement and Plan of Merger dated as of October 27, 2025 (together with the annexes, exhibits and schedules thereto, the disclosure schedules referred to therein, the ancillary agreements referred to therein and all related documents, collectively, the “Merger Agreement”), by and among the Company, Qorvo, Inc., a Delaware corporation (“Qorvo” and, together with its subsidiaries, the “Qorvo Business”), Comet Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub I”), and Comet Acquisition II, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of the Company (“Merger Sub II”), the Company intends to acquire all of the issued and outstanding equity interests of Qorvo by (x) the merger of Merger Sub I with and into Qorvo, with Qorvo as the surviving corporation, and (y) the merger of such surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of the Company (such acquisition and mergers, collectively, the “Merger”).

In connection with the Merger, it is intended that:

(a) (i) the Company will issue and sell senior unsecured notes (the “Senior Notes”) pursuant to a registered public offering or a Rule 144A and/or other private placement in an aggregate principal amount of up to US$1,500,000,000 and/or (ii) in the event that, at or prior to the time the Merger is consummated, the aggregate net cash proceeds of such issuance and sale of the Senior Notes is less than US$1,500,000,000, the Company will obtain and borrow under the Merger Tranche of the Bridge Facility having the terms set forth in Exhibit B to the Commitment Letter in an aggregate principal amount of US$1,500,000,000 (less the aggregate net cash proceeds of such issuance and sale of the Senior Notes and other applicable reductions to the commitments under the Merger Tranche of the Bridge Facility as set forth under the section “Mandatory Commitment Reductions/Prepayments” in Exhibit B to the Commitment Letter);

(b) (i) in the event that a Change of Control Triggering Event occurs under and as defined in (A) the Indenture, dated as of September 30, 2019, by and among Qorvo, the subsidiaries of Qorvo named therein and MUFG Union Bank, N.A. (“MUFG Union Bank”), as trustee (as supplemented by the Supplemental Indenture, dated as of December 30, 2019, by and among Qorvo, the subsidiaries of Qorvo named therein and MUFG Union Bank, as trustee, and the Second Supplemental Indenture, dated as of June 11, 2020, by and among Qorvo, the subsidiaries of Qorvo named therein and MUFG Union Bank, as trustee, the “2019 Qorvo Notes Indenture”) and/or (B) the Indenture, dated as of September 29, 2020, by and among Qorvo, the subsidiaries of Qorvo named therein and MUFG Union Bank, as trustee (the “2020 Qorvo Notes Indenture” and, together with the 2019 Qorvo Notes Indenture, the “Qorvo Indentures”) in each case, in respect of any senior notes of Qorvo issued thereunder and outstanding on the date hereof (collectively, the “Outstanding Qorvo Notes”, and any series of Outstanding Qorvo Notes in respect of which a Change of Control Triggering Event occurs, an “Affected Series”), the Company may incur the loans under the Qorvo Notes Tranche as set forth in Exhibit B to the Commitment Letter, and the Company will either, as elected by the Company, (1) make (or cause Qorvo to make) a Change of Control Offer (as defined in the applicable Qorvo Indenture) to the holders of each Affected Series in accordance with the terms of the applicable Qorvo Indenture and will, substantially concurrently with the consummation of the Merger, directly or indirectly, pay the purchase price provided for in the applicable Qorvo Indenture in respect of all Outstanding Qorvo Notes of each Affected Series that are validly tendered and not withdrawn pursuant to such Change of Control Offer, together with all premium, interest and other amounts due or outstanding thereon or (2) cause Qorvo to redeem in full the entire outstanding amount of such Affected Series and to pay all premium, interest and other amounts due or outstanding thereon (the transactions described in clause (1) above or this clause (2), as the case may be, being collectively referred to as the “Qorvo Notes Refinancing”) and (ii) the Company may also commence one or more exchange offers with respect to any Outstanding Qorvo Notes and/or one or more consent solicitations (including in connection with any such exchange offer) to amend the applicable Qorvo Indenture governing any Outstanding Qorvo Notes to remove or modify certain of the covenants contained therein or to make other modifications thereto, which amendments will not be operative until the closing of the Merger;

(c) Qorvo will deliver to the administrative agent under the Credit Agreement, dated as of April 23, 2024, by and among Qorvo, the lenders party thereto and Bank of America, N.A., as administrative agent and letter of credit issuer (as amended, restated, amended and restated, supplemented, modified, replaced or refinanced, the “Qorvo Credit Agreement”), a notice of termination (and, if applicable, prepayment) which shall request the termination of all the commitments thereunder (and, if applicable, prepayment of all loans thereunder) on or prior to the Closing Date to the extent such prepayment and/or termination notices have not been waived (it being understood that such notice may state that such termination and/or prepayment is conditioned on the substantially concurrent closing of the Merger), and the Company will cause (i) repayment in full of all principal, interest and fees due or outstanding under the Qorvo Credit Agreement and (ii) all then-outstanding letters of credit issued under the Qorvo Credit Agreement to be cancelled, backstopped, cash collateralized (as required by the terms of the Qorvo Credit Agreement), replaced or rolled over (the actions referred to in this paragraph are collectively referred to as the “Qorvo Credit Agreement Refinancing”);

(d) the Company will issue to the equity holders of Qorvo an agreed amount of shares of its common stock as set forth in the Merger Agreement (the “Company Equity Consideration”);

(e) the Company will apply the proceeds of (i) the loans under the Merger Tranche, together with the proceeds of the issuance and sale of any Senior Notes and cash on hand of the Company, Qorvo and their respective subsidiaries, to pay the cash consideration for the Merger, to finance the Qorvo Credit Agreement Refinancing and to pay fees, costs and expenses incurred in connection with the Transactions (including any exchange offers and/or consent solicitations in respect of any Outstanding Qorvo Notes) and (ii) the loans under the Qorvo Notes Tranche, in the event that a Change of Control Triggering Event occurs in respect of any Affected Series at or prior to the time the Merger is consummated, to finance the Qorvo Notes Refinancing; and

(f) the Company may obtain an amendment and restatement of the Existing Credit Agreement to (i) increase the aggregate committed amount of the revolving credit facility to up to US$1,000,000,000, (ii) extend the maturity date of the revolving credit facility thereunder and (iii) make such other amendments as may be determined by the Company and, if prior to the occurrence of a Successful Syndication, agreed by the Arranger (the “Existing Credit Agreement Amendment”).

The transactions described above are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Comet
364-Day Senior Unsecured Bridge Facility
Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B have the meanings given to them in the Commitment Letter to which this Exhibit B is attached or, if applicable, the other Exhibits to the Commitment Letter to which this Exhibit B is attached.

Borrower:	Skyworks Solutions, Inc., a Delaware corporation (the “Company”).
Administrative Agent:	Goldman Sachs Bank USA (“Goldman Sachs”) will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with Goldman Sachs, collectively, the “Lenders”), and will have the authority and perform the functions customarily associated with such role.
Sole Lead Arranger and Sole Bookrunner:	Goldman Sachs will act as sole lead arranger and sole bookrunner for the Bridge Facility (in such capacities, the “Arranger”), and will have the authority and perform the functions customarily associated with such roles.
Bridge Facility:	A senior unsecured bridge loan facility in an aggregate principal amount of US$3,050,000,000 (the “Bridge Facility”), consisting of two tranches: (a) a US$1,500,000,000 tranche of senior unsecured bridge loans (the “Merger Tranche”) and (b) a US$1,550,000,000 tranche of senior unsecured bridge loans (the “Qorvo Notes Tranche” and, together with the Merger Tranche, the “Tranches”), less, in the case of each Tranche, the amount of any applicable reduction to the commitments under the Bridge Facility with respect to such Tranche as set forth under the “Mandatory Commitment Reductions/Prepayments” section below. Loans under the Bridge Facility will be available in U.S. dollars.
Purpose:

The proceeds of the loans under the Merger Tranche, together with the proceeds of the issuance and sale of any Senior Notes and cash on hand of the Company, Qorvo and their respective subsidiaries, will be used by the Company solely (a) to pay the cash consideration for the Merger, (b) to finance the Qorvo Credit Agreement Refinancing and (c) to pay fees, costs and expenses incurred in connection with the Transactions (including any exchange offers and/or consent solicitations in respect of any Outstanding Qorvo Notes).

The proceeds of the loans under the Qorvo Notes Tranche will be used, in the event that a Change of Control Triggering Event occurs in respect of any Affected Series at or prior to the time the Merger is consummated, to finance the Qorvo Notes Refinancing.
Closing Date:

The date, on or before the Commitment Termination Date (as defined below), on which the borrowing under the Bridge Facility is made and the Merger is consummated (such date, the “Closing Date”).

“Commitment Termination Date” means the earliest to occur of (a) five business days after the Outside Date (as defined in Section 9.1(b) of the Merger Agreement as in effect on the date of the Commitment Letter (but without giving effect to the text “, or such other date agreed in writing by Skyworks and Qorvo” set forth therein), as the Outside Date may be extended pursuant to clauses (i), (ii) and (iii) of the proviso to Section 9.1(b) of the Merger Agreement as in effect on the date of the Commitment Letter)), (b) the date of the consummation of the Merger, effective immediately following such consummation, with or without the use of any portion of the Bridge Facility, and (c) the valid termination of the Merger Agreement in accordance with the terms thereof (and the Company hereby agrees to notify the Administrative Agent promptly thereof).

Availability:	Each Tranche will be available in a single drawing on the Closing Date (provided that the aggregate principal amount borrowed under the Qorvo Notes Tranche on Closing Date may not exceed the lesser of (a) the aggregate amount required to be paid by the Company (or Qorvo) pursuant to the Qorvo Notes Refinancing and (b) the aggregate amount of the Qorvo Notes Tranche on the Closing Date). Borrowings under the Bridge Facility shall be allocated as between the Tranches in such manner as may be determined by the Company. Amounts borrowed under either Tranche that are repaid or prepaid may not be reborrowed. On the Closing Date, any undrawn commitments under either Tranche shall automatically terminate.
Interest Rates and Fees:	As set forth on Schedule I hereto.
Final Maturity and Amortization:	The Bridge Facility will mature on the date that is 364 days after the Closing Date. Loans under the Bridge Facility will not require scheduled amortization.

Voluntary Commitment Reductions/Prepayments:	Voluntary reductions of the unutilized portion of the commitments under the Bridge Facility and prepayments of borrowings thereunder will be permitted at any time and from time to time, and will be without premium or penalty (with (x) any such reduction being allocated as between Tranches in such manner as may be determined by the Company and (y) any such prepayment being allocated as between Tranches ratably (or in such other manner as may be agreed by the Company and the Arranger), and shall be applied ratably to the commitments or loans of each Lender under the applicable Tranche), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period.
Mandatory Commitment Reductions/Prepayments:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Credit Agreement (as defined below), as applicable, shall be automatically permanently reduced and, after the funding of the Bridge Facility on the Closing Date, loans under the Bridge Facility shall be prepaid, in each case, by the following amounts:

(a)   100% of the committed amount of any Qualifying Loan Facility (as defined below) entered into after the date of the Commitment Letter;

(b)  without duplication of clause (a) above, 100% of the Net Cash Proceeds (as defined below) received by the Company or any of its subsidiaries after the date of the Commitment Letter from the issuance and sale of any Senior Notes or any other debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or incurrence of any other debt for borrowed money, other than (i) the Bridge Facility, (ii) revolving borrowings under the Existing Credit Agreement (as defined below), as it may be amended pursuant to the Existing Credit Agreement Amendment; provided that the aggregate principal amount of revolving borrowings outstanding thereunder does not exceed US$1,000,000,000, (iii) intercompany indebtedness among the Company and/or its subsidiaries, (iv) capital leases, letters of credit, foreign subsidiary working capital facilities, purchase money and equipment financings, receivables financings, sale and leaseback arrangements or other similar obligations, in each case, incurred in the ordinary course of business, (v) any indebtedness of the Qorvo Business permitted to be incurred by the Qorvo Business after the date hereof but prior to the Closing Date, or permitted to remain outstanding on the Closing Date, in each case, under the Merger Agreement, (vii) other debt to the extent the net cash proceeds of such debt are utilized to refinance any debt of the Company or its subsidiaries within six months of the maturity thereof and pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon) and (vi) other indebtedness in an aggregate principal amount not exceeding US$100,000,000;

(c)    100% of the Net Cash Proceeds received by the Company after the date of the Commitment Letter from the issuance and sale of any equity securities by the Company (including, to the extent not duplicative of clause (b) above, any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than (i) issuances pursuant to employee stock plans, compensation plans or other benefit or employee or director incentive arrangements (including, for the avoidance of doubt, employee and director 401(k) plans) and (ii) the Company Equity Consideration and any other equity securities issued or transferred directly (and not constituting cash proceeds of any issuance of such equity securities) as consideration in connection with any acquisition; and

(d)    100% of the Net Cash Proceeds received by the Company or any of its subsidiaries after the date of the Commitment Letter from the sale or other disposition of any property or assets of the Company or any of its subsidiaries (including any sale and leaseback transaction and sales or issuances of equity interests in any subsidiary of the Company, but excluding proceeds of any casualty loss or damage to, or any condemnation of, any property or asset of the Company or any of its subsidiaries) outside the ordinary course of business, including sales or issuances of equity interests in any subsidiary of the Company, other than (i) sales, issuances and other dispositions between or among the Company and its subsidiaries and (ii) sales and other dispositions the Net Cash Proceeds of which do not exceed US$100,000,000 in any transaction or series of related transactions (it being also understood that any casualty loss or damage to, or any condemnation of, any property or asset of the Company or any of its subsidiaries shall not be subject to this clause (d)); provided that if the Company shall have given written notice to the Arranger or, after the Closing Date, the Administrative Agent, that the Company or its subsidiaries intend to reinvest such Net Cash Proceeds within 180 days of receipt thereof in long-term assets to be used in the business of the Company and/or its subsidiaries, such Net Cash Proceeds (or the portion thereof specified in such notice) shall not be subject to this clause (d), except if such Net Cash Proceeds are not so reinvested by the end of such 180-day period (or, to the extent committed to be reinvested within such 180-day period, within 270 days of receipt thereof), in which case the portion thereof not so reinvested shall then be subject to the provisions of this clause (d); provided, however, that notwithstanding the foregoing, receipt of such Net Cash Proceeds by any subsidiaries of the Company other than domestic subsidiaries shall not require any reduction of commitments and/or prepayment of loans under the Bridge Facility to the extent such reduction or prepayment (x) would result in material adverse tax consequences or (y) is prohibited, delayed or restricted under applicable law, in each case, as determined by the Company in good faith (which determination shall be conclusive) and notified to the Arranger (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date) on or prior to the date on which such reduction or prepayment would otherwise be required as set forth herein; provided, further, that the Company agrees to use commercially reasonable efforts to overcome any such material adverse tax consequences or restrictions in applicable law.

“Qualifying Loan Facility” shall mean any credit facility (including any tranche of any credit facility) that is entered into by the Company for the stated purpose of providing financing for the Merger or any portion thereof; provided that the definitive credit or similar agreement with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Company or are more favorable to the Company than the conditions set forth herein to the funding of the Bridge Facility, as determined in good faith by the Company.

“Net Cash Proceeds” shall mean:

(a)    with respect to the issuance, sale or incurrence of debt securities or debt for borrowed money, the excess of (i) cash actually received by the Company or any of its subsidiaries in connection therewith (or for purposes of mandatory reductions of commitments under the Bridge Facility, received into escrow, provided that the conditions to the release thereof from escrow are no less favorable to the Company or are more favorable to the Company than the conditions set forth herein to the funding of the Bridge Facility, as determined in good faith by the Company) over (ii) the underwriting or issuance discounts, commissions, fees and other out-of-pocket expenses  incurred by the Company or any of its subsidiaries in connection therewith;

(b)    with respect to the issuance and sale of any equity securities of the Company, the excess of (i) the cash actually received by the Company in connection therewith over (ii) the underwriting or issuance discounts, commissions, fees and other out-of-pocket expenses incurred by the Company in connection therewith; and

(c)    with respect to a sale or other disposition of any property or assets of the Company or any of its subsidiaries, the excess, if any, of (i) the cash actually received by the Company or its subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof, (B) all fees and out-of-pocket costs and expenses incurred by the Company or any of its subsidiaries in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) taxes reasonably estimated to be payable in connection with such transaction (including sales, use and other transfer taxes, deed or mortgage recording taxes) and (D) the amount of reserves established by the Company or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property or assets in accordance with applicable generally accepted accounting principles or to fund contingent liabilities reasonably estimated to be payable and that are associated with such event, provided that if the amount of such reserves exceeds the required amount thereof, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds.

For purposes of determining the amount of any required commitment reduction or prepayment of loans under the Bridge Facility, the U.S. dollar equivalent of any Net Cash Proceeds or, in the case of a Qualifying Loan Facility, commitments denominated in a currency other than US dollars will be determined based on customary exchange rates prevailing at the time of receipt by the Company or its subsidiaries of such Net Cash Proceeds or such commitments.

Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such Net Cash Proceeds are actually received (or, where applicable, received into escrow) or, in the case of any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of loans resulting from any of the foregoing shall be made on or prior to the fifth business day after such Net Cash Proceeds are received. The Company shall provide the Administrative Agent with prompt notice of any event giving rise to a requirement for a commitment reduction or prepayment of loans under the Bridge Facility, together with a reasonably detailed calculation of the amount of such reduction or prepayment.

All required commitment reductions and prepayments of loans under the Bridge Facility resulting from the application of clause (a), (b), (c) or (d) of the first paragraph under this “Mandatory Commitment Reductions/Prepayments” section shall be applied (a) prior to the funding of loans under the Bridge Facility, first to commitments under the Merger Tranche and then to commitments under the Qorvo Notes Tranche (provided that any required commitment reductions resulting from the incurrence of any indebtedness for the stated purpose of financing the Qorvo Notes Refinancing will be applied first to commitments under the Qorvo Notes Tranche and then to commitments under the Merger Tranche) and (b) after the funding of loans under the Bridge Facility, ratably to loans under the Merger Tranche and the Qorvo Notes Tranche.

In addition, in the case of the Qorvo Notes Tranche:

(a)    if a Ratings Decline (as defined in the applicable Qorvo Indenture as in effect on the date of the Commitment Letter) in respect of any series of Outstanding Qorvo Notes has not occurred on or prior to the date that is 60 days after the date of public announcement of the Merger (which 60 days shall be extended, as to any such series, so long as the rating of such series is under publicly announced consideration for possible downgrade by each Rating Agency (as defined in the Qorvo Indentures as in effect on the date of the Commitment Letter)) (the first date after the expiry of such 60-day period, as it may be extended, the “Ratings Test Date”), then the aggregate commitments in respect of the Qorvo Notes Tranche under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically permanently reduced dollar-for-dollar by the aggregate principal amount of such Outstanding Qorvo Notes outstanding on the applicable Ratings Test Date (and the Company agrees to notify the Administrative Agent promptly of the occurrence of each Ratings Test Date and whether a Ratings Decline in respect of any Outstanding Qorvo Notes has or has not occurred prior to such date) (such reduction, an “Investment Grade Rating Event Reduction”); and

(b)    the aggregate commitments in respect of the Qorvo Notes Tranche under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically and permanently reduced dollar-for-dollar by an amount equal to the principal amount of the Outstanding Qorvo Notes redeemed, repurchased or otherwise repaid after the date of the Commitment Letter (other than with respect to any such Outstanding Qorvo Notes redeemed, repurchased or otherwise repaid with the proceeds of the Qorvo Notes Tranche), effective immediately upon such redemption, repurchase or repayment.

All required commitment reductions and prepayments of loans under the Bridge Facility will be made without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period, and will be applied ratably to the commitments or loans of each Lender under the applicable Tranche.

Documentation:

The Bridge Facility will be documented pursuant to a credit agreement (the “Bridge Credit Agreement”), which will be based upon the Existing Credit Agreement, as in effect on the date of the Commitment Letter, and will incorporate the terms set forth in this Exhibit B (subject to the “market flex” provisions set forth in the Arranger Fee Letter), it being agreed that the Bridge Credit Agreement will reflect modifications (a) to reflect the nature of the Bridge Facility as a bridge facility and not a revolving credit facility and the removal of provisions related to letters of credit, swingline loans, commitment increases and extensions of maturity date, (b) to reflect changes in law or accounting standards since the date of the Existing Credit Agreement and (c) to reflect the operational and administrative requirements of the Administrative Agent. The Bridge Credit Agreement shall contain (i) only those conditions to borrowing as are expressly set forth in Exhibit C to the Commitment Letter and (ii) only those mandatory commitment reductions or prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Company and its subsidiaries (including the Qorvo Business) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the foregoing. The principles set forth in this paragraph are referred to as the “Bridge Documentation Principles”.

“Existing Credit Agreement” means the Revolving Credit Agreement, dated as of May 21, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Representations and Warranties:	Subject to the Bridge Documentation Principles, consisting solely of the following representations and warranties (and, for the avoidance of doubt, to include the Specified Representations), which shall be with respect to the Company and its subsidiaries (including the Qorvo Business), it being acknowledged and agreed that all the representations and warranties will be made on the Closing Date (after giving effect to the Transactions) but only the accuracy of the Specified Representations and the Merger Agreement Representations shall be a condition to the availability of the Bridge Facility on the Closing Date: organization and powers; authorization and enforceability; governmental approvals and absence of conflicts; financial condition and no material adverse change; litigation and environmental matters; compliance with laws; anti-corruption laws and sanctions; Investment Company Act status; ERISA; taxes; solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Annex I to Exhibit C to the Commitment Letter); disclosure; Federal Reserve regulations; use of proceeds; and affected financial institutions.

Conditions Precedent to Borrowing:	The borrowing under the Bridge Facility will be subject solely to the satisfaction or waiver of the conditions precedent set forth in Exhibit C to the Commitment Letter.
Affirmative Covenants:	Subject to the Bridge Documentation Principles, consisting solely of the following covenants, which shall apply to the Company and its subsidiaries (including the Qorvo Business): delivery of financial statements and other information; notices of default and other material events; existence and conduct of business; payment of taxes; maintenance of properties and rights; insurance; books and records; inspection and audit rights; compliance with laws; and use of proceeds.
Negative Covenants:	Subject to the Bridge Documentation Principles, consisting solely of the following covenants, which shall apply to the Company and its subsidiaries (including the Qorvo Business): subsidiary indebtedness; liens; sale and leaseback transactions; mergers and other fundamental changes; and restrictive agreements.
Financial Covenant:	The Company will not permit the ratio of Consolidated Total Indebtedness (to be defined consistent with the Bridge Documentation Principles) as of the end of any fiscal quarter to Consolidated EBITDA (to be defined consistent with the Bridge Documentation Principles) for the period of four consecutive fiscal quarters then ended to exceed 3.50 to 1.00.
Events of Default:

Subject to the Bridge Documentation Principles, the Bridge Credit Agreement will include only the following events of default, which shall apply with respect to the Company and its subsidiaries (including the Qorvo Business): nonpayment of principal when due; nonpayment of interest or fees or other amounts within five business days of becoming due; violation of covenants (subject to a 30-day grace period for all affirmative covenants other than the affirmative covenants to provide notice of default, to maintain the Company’s existence or as to use of proceeds, which will have no cure period); material inaccuracy of any representation or warranty made or deemed made by the Company; cross-payment default and cross-event of default to material indebtedness; bankruptcy and insolvency events; material monetary judgments; certain ERISA events (subject to a “material adverse effect” standard); and Change of Control (to be defined consistent with the Bridge Documentation Principles).

During the period from and including the effectiveness of the Bridge Credit Agreement and until the earlier of the termination of the commitments under, or the funding of the loans under, the Bridge Facility on the Closing Date, and notwithstanding (a) any failure by the Company or any of its subsidiaries to comply with any of the affirmative covenants, negative covenants or financial covenant, (b) the occurrence of any event of default under the Bridge Credit Agreement (other than any event of default relating to (x) non-payment of amount due in respect of the Bridge Facility or (y) bankruptcy or insolvency events with respect to the Company) or (c) subject to the parenthetical provision in clause (b) above, any provision to the contrary in the Bridge Credit Agreement, neither the Administrative Agent nor any Lender shall be entitled to (i) rescind, terminate or cancel the Bridge Facility or any of its commitments thereunder, or exercise any right or remedy under the Bridge Facility, to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility, (ii) refuse to participate in making its loan under the Bridge Facility or (iii) exercise any right of set-off or counterclaim in respect of its loan under the Bridge Facility to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility; provided that, for the avoidance of doubt, (A) the borrowing under the Bridge Facility shall be subject to the satisfaction or waiver of (and solely of) the conditions set forth in Exhibit C to the Commitment Letter and (B) commitments in respect of the Bridge Facility shall reduce as provided under the “Voluntary Commitment Reductions/Prepayments” and the “Mandatory Commitment Reductions/Prepayments” sections above. For the avoidance of doubt, (x) the rights and remedies of the Lenders, the Arranger and the Administrative Agent with respect to any condition precedent set forth in Exhibit C to the Commitment Letter shall not be limited in the event that any such condition precedent is not satisfied or waived on the Closing Date, (y) immediately after the funding of loans under the Bridge Facility on the Closing Date, all of the rights, remedies and entitlements of the Administrative Agent and the funding Lenders under the Bridge Credit Agreement shall be available and may be exercised by them notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of this paragraph and (z) nothing in this paragraph shall affect the rights, remedies or entitlements (or the ability to exercise the same) of the Administrative Agent or the Lenders with respect to any event of default under the Bridge Credit Agreement relating to (i) non-payment of amounts due under the Bridge Facility or (ii) bankruptcy or insolvency events with respect to the Company.

Most Favored Nation:	The Bridge Credit Agreement will contain a “most favored nation” provision in respect of the Existing Credit Agreement (as it may be amended pursuant to the Existing Credit Agreement Amendment) (or any replacement or refinancing thereof) if the Existing Credit Agreement (or the definitive documentation for any replacement or refinancing thereof) contains a guarantee requirement, a collateral requirement, an affirmative covenant, a negative covenant, a financial covenant or an event of default that is not set forth in the Bridge Credit Agreement (or that is more restrictive on the Company and its subsidiaries or more favorable to the lenders thereunder than the corresponding provision, covenant or event of default set forth in the Bridge Credit Agreement), pursuant to which such guarantee requirement, collateral requirement, affirmative covenant, negative covenant, financial covenant or event of default shall be deemed to be incorporated by reference into the Bridge Credit Agreement.
Voting:

Subject to the Bridge Documentation Principles, amendments and waivers of the Bridge Credit Agreement will require the approval of Lenders holding a majority of the aggregate amount of the commitments or loans under the Bridge Facility (the “Bridge Required Lenders”); provided that (a) the consent of each Lender directly adversely affected thereby will be required with respect to customary matters affecting such Lender, including (i) reductions in the amount or extensions of the scheduled date for the payment (but not of any required prepayment) of principal of any loan, (ii) reductions in interest rates or fees or extensions of the scheduled dates for payment thereof and (iii) increases in the amounts or extensions of the scheduled expiration date of the Lenders’ commitments, (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to the pro rata payments provisions of the Bridge Credit Agreement and (ii) modifications to any of the voting percentages, (c) any amendment or waiver that by its express terms adversely affects the rights of one Tranche in respect of mandatory commitment reductions or prepayments differently than those under the other Tranche will not be effective without the approval of Lenders holding a majority of the aggregate amount of the commitments or loans under the applicable Tranche and (d) any amendment or waiver that by its terms adversely affects the rights or duties of Lenders under one Tranche, but not the other Tranche, will only require the approval of holders of a majority of the aggregate amount of the commitments or loans under the applicable Tranche; provided further that no amendment or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

In connection with any waiver or amendment that requires the consent of all the Lenders or all affected Lenders and that has been approved by the Bridge Required Lenders (or the requisite majority in interest of Lenders under the applicable Tranche), the Company shall have the right to replace any non-consenting Lender.

Cost and Yield Protection:	Subject to the Bridge Documentation Principles, the Bridge Credit Agreement will contain customary provisions (a) protecting the Administrative Agent and the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital or liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain taxes, subject to customary lender mitigation provisions, and (b) indemnifying the Lenders for customary “breakage costs” incurred in connection with, among other things, any prepayment of a Term SOFR loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Bridge Credit Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Bridge Credit Agreement. The Bridge Credit Agreement will provide that all payments are to be made free and clear of taxes (with customary exceptions).
Defaulting Lenders:	Subject to the Bridge Documentation Principles, the Bridge Credit Agreement will contain customary provisions with respect to Defaulting Lenders.

Assignments and Participations:	Subject to the Bridge Documentation Principles, the Lenders may assign all or, in an amount of not less than US$5,000,000, any part of, their respective commitments or loans under either Tranche to one or more eligible assignees (excluding any Disqualified Lender), subject to the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of (a) the Administrative Agent and (b) the Company, except that no consent of the Company shall be required (i) with respect to assignments made to any Specified Permitted Lender or (ii) after the Closing Date, with respect to any assignment made during the continuance of any payment or bankruptcy event of default; provided that, after the Closing Date, assignments made to a Lender or an affiliate or approved fund of a Lender will not be subject to the above consent requirements. The Company’s consent shall be deemed to have been given if the Company has not responded within 10 business days of a written request for an assignment. Upon such assignment, the assignee will become a Lender for all purposes under the Bridge Credit Agreement. A US$3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations without restriction (other than to natural persons and the Company and its subsidiaries and affiliates), subject to limitations on voting rights consistent with the Bridge Documentation Principles, in their respective shares of either Tranche.
Expenses and Indemnification; Liability Limitations:	Subject to the Bridge Documentation Principles, the Bridge Credit Agreement will contain customary provisions relating to indemnity, reimbursement, exculpation, liability limitations and related matters.
EU/UK Bail-in Provisions:	Subject to the Bridge Documentation Principles, the Bridge Credit Agreement will contain a customary contractual recognition provision required under Article 55 of the Bank Recovery and Resolution Directive of the European Union and the analogous contractual recognition provision in respect of the U.K.
Governing Law and Forum:	The Bridge Credit Agreement will provide that the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York, in each case, sitting in the Borough of Manhattan and will waive any right to trial by jury. New York law will govern the Bridge Credit Agreement; provided that (a) the interpretation of the definition of “Material Adverse Effect ” (as defined in Exhibit C to the Commitment Letter) and whether or not a Material Adverse Effect has occurred and is continuing, (b) the determination of the accuracy of any Merger Agreement Representations (as defined in Exhibit C to the Commitment Letter) and whether as a result of any inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Merger Agreement or the right to elect not to consummate the Merger and (c) the determination of whether the Merger has been consummated pursuant to, and in all material respects in accordance with, the terms of the Merger Agreement, in each case, will be governed by, and construed in accordance with, laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
Counsel to the Administrative Agent and the Arranger:	Cravath, Swaine & Moore LLP.

SCHEDULE I TO EXHIBIT B

Interest Rates:

Interest will accrue at, at the option of the Company, a rate per annum equal to (a) Adjusted Term SOFR plus the Applicable Margin or (b) the ABR plus the Applicable Margin, in each case as shown on the Pricing Grid set forth below.

The Company may elect interest periods of 1, 3 or 6 months for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans when determined on the basis of the Prime Rate). Interest on Term SOFR Loans shall payable at the end of each interest period (and, in the case of an interest period longer than three months, every three months) and upon any prepayment or repayment on the amount prepaid or repaid. Interest on ABR loans shall be payable quarterly and upon any prepayment or repayment on the amount prepaid or repaid.

Interest on overdue amounts will accrue, in the case of principal, at the rates otherwise applicable plus 2% per annum or, in the case of amounts other than principal, interest accruing on ABR loans plus 2% per annum.

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day; (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum; and (c) the Adjusted Term SOFR for one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%. For purposes of clause (c) above, the Adjusted Term SOFR on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, as the case may be. Notwithstanding the foregoing, if ABR as determined would be less than 1.00% per annum, such rate shall be deemed to be 1.00%.

“Adjusted Term SOFR” means Term SOFR plus 0.10% (it being agreed that if, prior to the Closing Date, the Existing Credit Agreement is amended to remove the Term SOFR credit spread adjustment set forth therein, the same shall apply to the Bridge Facility); provided that if the Adjusted Term SOFR as so determined would be less than zero, such rate shall be deemed to be equal to zero.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

B-I-2

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means, for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any loan and for any tenor comparable to the applicable interest period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

B-I-3

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Duration Fees:	The Company will pay a fee (the “Duration Fee”) to each Lender on each date set forth in the grid below in an amount equal to the percentage, determined in accordance with the grid below, of the principal amount of the loans under the Bridge Facility of such Lender outstanding at the close of business, New York City time, on such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

Ticking Fees:	The Company will pay ticking fees as set forth in the Arranger Fee Letter at the rate equal to 0.125% per annum.

B-I-4

Project Comet
364-Day Senior Unsecured Bridge Facility
Pricing Grid

Pricing Category	Ratings (Moody’s/S&P/Fitch)	Applicable Margin Term SOFR Loans (percent per annum)	Applicable Margin ABR Loans (percent per annum)
Category 1	Equal to or higher than Baa1 / BBB+ / BBB+	1.125%	0.125%
Category 2	Baa2 / BBB / BBB	1.250%	0.250%
Category 3	Baa3 / BBB- / BBB-	1.375%	0.375%
Category 4	Ba1 / BB+ / BB+	1.625%	0.625%
Category 5	Equal to or lower than Ba2 / BB / BB	2.000%	1.000%

The Applicable Margin will increase, in each Pricing Category, by 0.25% per annum on each of the 90th, 180th and 270th day after the Closing Date.

As used herein, “Rating” means, with respect to S&P, Moody’s or Fitch, a public rating by such rating agency of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money, giving pro forma effect to the Transactions.

For purposes of the foregoing, (a) if any of S&P, Moody’s or Fitch shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), (i) if only one rating agency shall not have in effect a Rating, the applicable Pricing Category shall be determined by reference to the remaining two effective Ratings, (ii) if two rating agencies shall not have in effect a Rating, one of such rating agencies shall be deemed to have in effect a Rating in Pricing Category 5 and the applicable Pricing Category shall be determined by reference to such deemed Rating and the remaining effective Rating and (iii) if no rating agency shall have in effect a Rating, then Pricing Category 5 shall apply, (b) if the Ratings in effect or deemed to be in effect shall fall within different Pricing Categories, then (i) if three Ratings are in effect, then either (x) if two of the three Ratings are in the same Pricing Category, such Pricing Category shall apply or (y) if all three of the Ratings are in different Pricing Categories, then the Pricing Category corresponding to the middle Rating shall apply and (ii) if only two Ratings are in effect or deemed to be in effect, the applicable Pricing Category shall be the Pricing Category in which the higher of the Ratings shall fall unless the Ratings differ by two or more Pricing Categories, in which case the applicable Pricing Category shall be the Pricing Category one level below that corresponding to the higher Rating and (c) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency making such change, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders. Each change in the Pricing Category for any Rating shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Company and the Bridge Required Lenders shall negotiate in good faith to amend the Pricing Grid to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Rating used to determine the Applicable Margin shall be deemed to be that most recently in effect from such rating agency prior to such change or cessation.

B-I-5

EXHIBIT C

Project Comet
364-Day Senior Unsecured Bridge Facility
Summary of Conditions Precedent

Capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached or, if applicable, the other Exhibits to the Commitment Letter to which this Exhibit C is attached.

The borrowing under the Bridge Facility on the Closing Date shall only be subject to the following conditions precedent:

1.         The Merger shall have been (or, substantially concurrently with the funding under the Bridge Facility, shall be) consummated pursuant to, and in all material respects in accordance with, the terms of the Merger Agreement. The Merger Agreement shall not have been amended, supplemented or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly, including any consent deemed granted as a result of a failure to object), by the Company or any of its subsidiaries, if such amendment, supplementation, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Arranger (in either case, in their capacities as such) without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (a) for the avoidance of doubt, any fluctuation in per share value of the equity consideration component of the consideration under the Merger Agreement will be deemed not to be an amendment, supplement, modification or waiver under the Merger Agreement, (b) any reduction, when taken together with all prior reductions, of less than 10% in the original consideration for the Merger will be deemed not to be (and any such reduction of 10% or more will be deemed to be) material and adverse to the interests of the Lenders or the Arranger, provided that, in the case of such reduction of less than 10%, the aggregate amount of the commitments under the Bridge Facility shall have been reduced by an amount equal to the actual percentage that the amount of the Bridge Facility bears to the amount of total consideration (cash or noncash) to be paid by the Company or any of its subsidiaries to the equity holders of Qorvo to consummate the Merger (with such reduction to be allocated first, to the Merger Tranche and second, to the Qorvo Notes Tranche, or in such other manner as may be agreed by the Company and the Arranger), (c) any increase, when taken together with all prior increases, of less than 10% in the original cash consideration for the Merger will be deemed not to be material and adverse to interests of the Lenders and the Arranger, (d) any increase, when taken together with all prior increases, of 10% or more in the original cash consideration for the Merger will be deemed to be material and adverse to the Lenders of the Lenders or the Arranger, unless in the case of this clause (d), such increase is not funded with additional indebtedness of the Company or its subsidiaries or with preferred equity of the Company or its subsidiaries accounted for as indebtedness and (e) any adjustment to the consideration for the Merger effected pursuant to Section 3.4 of the Merger Agreement as in effect on the date of the Commitment Letter will be deemed not to be material and adverse to the interests of the Lenders or the Arranger.

2.         Prior to or substantially concurrently with the funding under the Bridge Facility on the Closing Date, the Qorvo Credit Agreement Refinancing and, if a Change of Control Triggering Event has occurred under any Qorvo Indenture, the Qorvo Notes Refinancing shall be consummated.

3.         The Arranger shall have received (a) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for the three most recent fiscal years that shall have ended at least 60 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 40 days prior to the Closing Date (and corresponding periods of the prior year), (c) audited consolidated balance sheets and related consolidated statements of income or operations, comprehensive income (or loss), stockholders’ equity and cash flows of Qorvo, prepared in accordance with U.S. GAAP, for the three most recent fiscal years that shall have ended at least 60 days prior to the Closing Date, (d) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income or operations, comprehensive income (or loss), stockholders’ equity and cash flows of Qorvo, prepared in accordance with U.S. GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (c) above and at least 40 days prior to the Closing Date (and corresponding periods of the prior year to the extent required pursuant to Regulation S-X in connection with a registered offering), (e) unaudited pro forma statements of income of the Company giving effect to the Merger for each of (x) the most recent fiscal year of the Company for which audited consolidated financial statements of the Company are provided pursuant to clause (a) above and (y) the interim period, if any, since the date of such audited financial statements through the most recent quarterly unaudited consolidated financial statements of the Company provided pursuant to clause (b) above and (f) an unaudited pro forma consolidated balance sheet of the Company giving effect to the Merger as of the date of the most recent balance sheet provided pursuant to clause (a) or (b) above. The financial statements delivered in respect of each of clauses (a) through (f) shall be prepared in a form consistent with the requirements of Regulation S-X. The Arranger hereby acknowledges that the Company’s and Qorvo’s public filing with the SEC of any financial statements referred to in this Section 3 will satisfy the applicable requirements of this paragraph, provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein.

4.         The Administrative Agent shall have received (a) customary legal opinions, a customary officer’s certificate (as to the satisfaction of the closing conditions set forth in Sections 1, 5 and 6 of this Exhibit C and as to the aggregate amount of any reductions in the commitments under the Bridge Facility occurring as set forth under the “Mandatory Commitment Reductions/Prepayments” section in Exhibit B to the Commitment Letter, together with a reasonably detailed calculation thereof), customary secretary’s certificate, good standing (or equivalent) certificate, corporate documents and reasonable evidence of authority (including incumbency and resolutions) with respect to the Company (collectively, the “Closing Deliverables”), (b) a customary notice of borrowing (which shall not contain any representations or warranties) and (c) a certificate in the form of Annex I to this Exhibit C from the Company executed by its chief financial officer, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

5.             At the time of and upon giving effect to the borrowing and application of the loans under the Bridge Facility on the Closing Date, (a) the Merger Agreement Representations (as defined below) shall be true and correct to the extent required by the definition thereof, (b) the Specified Representations (as defined below) shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) and (c) there shall not exist any event of default under the Bridge Credit Agreement relating to (i) non-payment of amounts due under the Bridge Facility or (ii) bankruptcy or insolvency events with respect to the Company.

6.            Since the date of the Merger Agreement, there shall not have occurred and be continuing any Material Adverse Effect (as defined in the Merger Agreement as in effect on the date of the Commitment Letter) with respect to Qorvo (as defined in the Merger Agreement as in effect on the date of the Commitment Letter).

7.             The Company shall have executed and delivered to the Administrative Agent the Bridge Credit Agreement that is substantially consistent with the terms set forth in the Commitment Letter.

8.             The Company shall have paid all fees and expenses payable by it under the Commitment Letter, the Fee Letters or the Bridge Credit Agreement on or prior to the Closing Date (in the case of expenses, to the extent invoiced at least two business days prior to the Closing Date).

9.             The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender in writing to the Company at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

10.           The Company shall have engaged, not later than the date of the Company’s acceptance of the Commitment Letter, one or more investment and/or commercial banks reasonably satisfactory to the Arranger and the Company to underwrite, privately place or arrange the Senior Notes and other permanent financing in respect of the Transactions (it being acknowledged by the Arranger that the condition set forth in this Section 10 has been satisfied as of the date of the Commitment Letter).

Notwithstanding anything in the Commitment Letter, the Fee Letters, the Bridge Credit Agreement or any other agreement or undertaking relating to the Bridge Facility to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the funding of the Bridge Facility on the Closing Date shall be (i) such of the representations and warranties made by Qorvo in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Merger Agreement or the right to elect not to consummate the Merger as a result of any inaccuracy of such representations and warranties in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations and (b) the Bridge Credit Agreement and the Closing Deliverables, to the extent not expressly set forth in the Exhibits to the Commitment Letter, shall be in a form such that they do not impair the funding of the Bridge Facility on the Closing Date if the conditions expressly set forth in this Exhibit C are satisfied (it being understood that nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein).

For purposes hereof, “Specified Representations” means the representations and warranties of the Company set forth in the Bridge Credit Agreement relating to due organization and existence of the Company; requisite power and authority of the Company to enter into the Bridge Credit Agreement; due authorization, execution and delivery by the Company of the Bridge Credit Agreement and enforceability of the Bridge Credit Agreement against the Company; no conflicts of the Bridge Credit Agreement and the transactions thereunder with (x) the Company’s organizational documents, (y) the Existing Credit Agreement or (z) any agreement or instrument governing or evidencing indebtedness of the Company or any of its subsidiaries in a principal amount greater than US$200,000,000 (determined without any “material adverse effect” qualifications); Investment Company Act; Federal Reserve margin regulations; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Annex I to this Exhibit C); and the use of proceeds not violating any applicable anti-terrorism laws, anti-corruption laws, anti-money laundering laws or sanctions.

ANNEX I TO EXHIBIT C

SOLVENCY CERTIFICATE

This Certificate (this “Certificate”) is being delivered pursuant to Section [ ] of the Credit Agreement dated as of [ ] (the “Credit Agreement”), among Skyworks Solutions, Inc., a Delaware corporation (the “Company”), the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies that [he][she] is the Chief Financial Officer of the Company and that [he][she] is knowledgeable of the financial and accounting matters of the Company and its Subsidiaries and that, as such, [he][she] is authorized to execute and deliver this Certificate on behalf of the Company (and not in an individual capacity).

The undersigned hereby further certifies, solely in [his][her] capacity as Chief Financial Officer of the Company and not in an individual capacity and without personal liability, that, on the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of the Loans to be made on the Closing Date and the application of the proceeds thereof:

1.         The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, on a consolidated basis, subordinated, contingent or otherwise.

2.         The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, on a consolidated basis, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.         The Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.         The Company and its Subsidiaries, on a consolidated basis, are not engaged in and are not about to engage in business for which they will have unreasonably small capital.

In computing the amount of the contingent liabilities of the Company and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the known facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as Chief Financial Officer of the Company (and not in an individual capacity) this [ ] day of [ ].

SKYWORKS SOLUTIONS, INC.,

by
Name:
	Title:	Chief Financial Officer

C-I- 2